RESTRICTED STOCK UNIT AGREEMENT

POLARITYTE, INC.

This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made and entered into effective ____________________, 20____ (the “Grant Date”) by and between PolarityTE, Inc., a Delaware corporation (the “Company”) and the person whose name is listed as the “Grantee” on the signature page of this Agreement.

Recitals

A. This Agreement is made under the Company’s 2019 Equity Incentive Plan and as subsequently amended from time to time (the “Plan”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Plan.

B. Grantee is an employee or consultant who is to render valuable services to the Company or one or more Subsidiaries, and this Agreement is executed pursuant to, and is intending to carry out the purposes of, the Plan in connection with the grant of a restricted stock unit award pursuant to which shares of the Company’s common stock, par value $0.001 (“Common Stock”), may be issued to Grantee under the Plan.

Agreement

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Grant of Restricted Stock Units.

1.1 The Company hereby issues to the Grantee on the Grant Date an award consisting of, in the aggregate, [Total Number of Shares] Restricted Stock Units (the “Restricted Stock Units”). Each Restricted Stock Unit represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Agreement.

1.2 The Restricted Stock Units shall be credited to a separate account maintained for the Grantee on the books and records of the Company, and all amounts credited to the said account shall continue for all purposes to be part of the general assets of the Company.

2. Consideration. The grant of the Restricted Stock Units is made in consideration of the services to be rendered by the Grantee to the Company.

3. Vesting.

3.1 Except as otherwise stated herein, provided that the Grantee remains as an employee of the Company through the applicable vesting date, the right to receive Common Stock based on the Restricted Stock Units will vest in accordance with the schedule set forth below. The period during which a Restricted Stock Unit is not vested is the “Restricted Period.”

Number of Shares That Vest	Vesting Date/ Conditions
[No. of Shares per Period 1]	[Vesting Date Period 1 mm/dd/yyyy]
[No. of Shares per Period 2]	[Vesting Date Period 2 mm/dd/yyyy]
[No. of Shares per Period 3]	[Vesting Date Period 3 mm/dd/yyyy]
[No. of Shares per Period 4]	[Vesting Date Period 4 mm/dd/yyyy]

3.2 The foregoing vesting schedule notwithstanding and subject to the provisions set forth below in this Section 3.2, if the Grantee’s employment terminates for any reason at any time before all of Grantee’s Restricted Stock Units have vested, the Grantee’s unvested Restricted Stock Units shall be automatically forfeited upon such termination of employment and neither the Company nor any Affiliate shall have any further obligations to the Grantee under this Agreement.

(a) During any authorized leave of absence, the running of Restricted Periods that have not lapsed within 90 days following the first day of the leave of absence shall be suspended after the leave of absence exceeds a period of 90 days. Restricted Periods that are suspended due to a leave of absence shall resume upon the Grantee’s termination of the leave of absence and return to service, and the end date of the Restricted Periods shall be extended by the length of the suspension.

(b) In the event the Grantee’s employment with the Company terminates due to death or disability, Restricted Periods that have not previously lapsed will accelerate and lapse immediately prior to such termination of service. The term “disability” shall mean Grantee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or lasted, or can be expected to last, for a continuous period of not less than 12 months.

(c) In the event there is a Change in Control (as defined in Section 7.2 of the Plan), Restricted Periods that have not previously lapsed will accelerate and lapse immediately prior to the Change in Control event.

4. Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period and until the Restricted Stock Units are settled in accordance with Section 6, below, Restricted Stock Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Restricted Stock Units will be forfeited by the Grantee and all the Grantee’s rights to such units shall immediately terminate without any payment or consideration by the Company.

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5. Rights as Shareholder; Dividend Equivalents.

5.1 The Grantee shall not have any rights of a shareholder with respect to the shares of Common Stock underlying the Restricted Stock Units unless and until the Restricted Stock Units vest and are settled by the issuance of such shares of Common Stock.

5.2 Upon and following the settlement of the Restricted Stock Units, the Grantee shall be the record owner of the shares of Common Stock underlying the Restricted Stock Units unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights).

5.3 Until the Restricted Stock Units vest, there shall be credited to an account for the Grantee an amount equal to all cash and stock dividends (“Dividend Equivalents”) that would have been paid to the Grantee if one share of Common Stock had been issued on the Grant Date for each Restricted Stock Unit granted to the Grantee as set forth in this Agreement. Dividend Equivalents shall be subject to the same vesting restrictions as the Restricted Stock Units to which they are attributable and shall be paid on the same date that the Restricted Stock Units to which they are attributable are settled in accordance with Section 6 hereof. Dividend Equivalents credited to the Grantee shall be distributed in cash or, at the discretion of the Board, in shares of Common Stock having a Fair Market Value on the vesting date equal to the amount of the Dividend Equivalents and interest, if any.

6. Settlement of Restricted Stock Units. Subject to Section 9 hereof, promptly following the vesting date, and in any event no later than March 15 of the calendar year following the calendar year in which such vesting occurs, the Company shall issue and deliver to the Grantee the number of shares of Common Stock that have vested pursuant to the terms of this Agreement and cash equal to any Dividend Equivalents credited with respect to such vested units and the interest thereon or, at the discretion of the Board, shares of Common Stock having a Fair Market Value equal to such Dividend Equivalents and the interest thereon.

7. No Right to Continued Service. This Agreement shall not be construed under any circumstance to confer upon the Grantee any right to be retained in any position, as an employee or consultant of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s employment at any time, with or without cause.

8. Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the Restricted Stock Units shall be adjusted or terminated in the manner contemplated by the Plan.

9. Tax Liability and Withholding.

9.1 The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to this Agreement or otherwise, the amount of any required withholding taxes in respect of the Restricted Stock Units and to take all such other action as the Company deems necessary to satisfy all obligations for the payment of such withholding taxes. The Company may, at its discretion, permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(a) tendering a cash payment;

(b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Grantee as a result of the vesting of the Restricted Stock Units; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law; or

(c) delivering to the Company previously owned and unencumbered shares of Common Stock.

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9.2 Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Restricted Stock Units or the subsequent sale of any shares; and (b) does not commit to structure the Restricted Stock Units to reduce or eliminate the Grantee’s liability for Tax-Related Items.

10. Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

11. Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

12. Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.

13. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock Units may be transferred by will or the laws of descent or distribution.

14. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each provision of this Agreement shall be severable and enforceable to the extent permitted by law.

15. Discretionary Nature of Award. The grant of the Restricted Stock Units in this Agreement does not create any contractual right or other right to receive any Restricted Stock Units or other awards in the future. Future awards, if any, will be at the sole discretion of the Company.

16. Amendment. This Agreement may be amended only through a written instrument signed by the parties hereto.

17. Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee because non-compliance with Section 409A of the Code.

18. No Impact on Other Benefits. The value of the Grantee’s Restricted Stock Units is not part of Grantee’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in “pdf” or “jpeg” format, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

20. Acceptance. The Grantee has read and understands the terms and provisions hereof, and accepts the Restricted Stock Units subject to all the terms and conditions of this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Restricted Stock Units or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

[Signatures on following page.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PolarityTE, Inc.1

By:	By:

Title:	Title:

Grantee

Print Grantee’s Name

Signature

1 Pursuant to the Company’s Signature Rights Policy this Notice requires two Company signatures: (a) any of the persons listed in Column A to the Signature Rights Policy, and (b) a senior ranking member of the Human Resources Department.

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